Exhibit 99.1

News Release

Brooke Capital Corporation to Prepare Financial Plan for AMEX Compliance

PHILLIPSBURG, Kan., October 3, 2008 – Brooke Capital Corporation (AMEX: BCP), (the “Company”) announced today that, on September 30, 2008, the Company was notified by the Director of Listing Qualifications of the American Stock Exchange (“AMEX”) that its review of the Company’s publicly-available information indicated that the Company was not in compliance with Section 1003(a)(iv) of the AMEX Company Guide (the “Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources or its financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether it will be able to continue operations and/or meet its obligations as they mature. The Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.

In order to maintain its AMEX listing, the Company will be required to submit a plan to AMEX by October 30, 2008 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 30, 2009 (the “Plan”). If the Company does not submit the Plan, or if the Plan is not acceptable, the Company may be subject to delisting proceedings. Furthermore, if the Plan is acceptable but the Company is not in compliance with all the continued listing standards of the Company Guide by March 30, 2009, or if the Company does not make progress consistent with the Plan during the plan periods, the Company may be subject to delisting proceedings at the discretion of the staff of AMEX. The Company currently intends to submit the Plan for continued listing to AMEX on or before October 30, 2008.

About Brooke Corporation .... Brooke Capital Corporation (AMEX:BCP) is a Phillipsburg, Kansas-based insurance agency franchisor and consultant.

Investor Relations Contact ... Lisa Mussman, 785-543-3199 ext. 561 or lisa.mussman@brookeagent.com.

E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation media room at http://brookecorp.mediaroom.com and subscribe to our E-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will prepare a financial plan for AMEX compliance, whether the plan will be acceptable to AMEX, whether the Company will perform according to the plan, the availability of funding sources, the exposure to market risks, changes in the law and in economic, political and regulatory environments, changes in management, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge at www.brookeagent.com or at www.sec.gov.